Exhibit 10.1
CONSULTING AGREEMENT
This Agreement is made and entered into this 16th day of May 2008, by and between Goodrich Corporation (“Goodrich”) and John J. Grisik (“Consultant”), as follows:
In consideration of and subject to the provisions of this Agreement, Consultant will provide, during the Consulting Term (as defined herein), the Services (as defined herein) in accordance with the following terms and conditions:
1.
Services. Consultant shall render consulting services, as required by the Chief Executive Officer of Goodrich, or his designees, (i) to develop and refine the Goodrich Strategic Plan and (ii) to assist with any other projects or initiatives (the “Services”). Consultant shall be reasonably available to Goodrich averaging four (4) days per month during the Consulting Term (as defined herein). Consultant shall also be reasonably available to travel on business for Goodrich. In rendering the Services, Consultant shall comply with all Goodrich policies and procedures.

2.
Consulting Term. This Agreement shall become effective on June 1, 2008 and shall continue through November 30, 2008 (the “Consulting Term”). This Agreement shall not be renewed by its own terms, and any further rendition of services by Consultant beyond November 30, 2008 shall require the execution of a new consulting agreement.

3.	Compensation.
a.	Consulting Fee. Consultant shall receive Eleven Thousand and no/100 Dollars ($11,000.00) per month (the “Consulting Fee”) for the Services provided under this Agreement.

b.
Reimbursable Expenses. Goodrich shall reimburse Consultant for approved and reimbursable expenses incurred by Consultant in providing the Services, which shall include expenses for the actual cost of transportation (including first class air travel), subsistence and related incidental expenses. Travel arrangements shall be coordinated through Carlson Wagonlit. Such expenses must be approved in advance in connection with the Services, and of the kind and nature normally reimbursed by Goodrich, in accordance with Goodrich standard policies and procedures.

c.
Invoice. Consultant shall provide an invoice for all amounts due under this Agreement at the end of each month in which Services are provided. Such invoice shall include a specific description of Services provided. Such invoices shall be sent to Goodrich Corporation, 2730 West Tyvola Road, Charlotte, NC 28217; Attention: Jennifer Pollino.

4.
Taxes; Independent Contractor. Consultant shall render the Services hereunder as an independent contractor and not as an employee, agent, partner, or joint venturer of Goodrich or any of its subsidiaries, divisions, affiliates or related entities. Consultant is not authorized to, nor shall he make any attempt to, make any commitments, agreements or binding obligations for or on behalf of Goodrich unless previously authorized by the Chief Executive Officer or his designees. Consultant shall receive, as total and sole compensation for the Services, the amounts set for in Paragraph 3. Consultant shall be responsible for payment of all taxes and other charges of whatever nature on the compensation. Consultant will prepare and file all necessary and appropriate tax forms, returns and other tax and regulatory filings to reflect Consultant’s independent contractor status. The compensation paid to Consultant shall constitute full payment and satisfaction for all services of every kind and connection with the Services. As an independent contractor, Consultant shall not be eligible by reason of this Agreement to participate in any benefit, insurance, compensation, bonus, vacation, severance, health and welfare or retirement program offered at any time by Goodrich to Goodrich employees. This Agreement shall not, however, affect any rights or benefits Consultant has or is entitled to by virtue of his prior status as an employee of Goodrich or other agreements entered into by Consultant and Goodrich prior to the effective date of this Agreement.

5.
Confidential Information/Work Product. In the course of providing Services, Consultant will be furnished with certain data and information that is confidential or proprietary to Goodrich, affiliates of Goodrich and/or third parties. As a condition to the commencement and continuance of this Agreement, Consultant shall keep such data and information strictly confidential in accordance with the following terms:

a.
Confidential Information. Consultant agrees that all information furnished or disclosed to Consultant by Goodrich or which is otherwise obtained from Goodrich and/or its subsidiaries, divisions, affiliates or related entities (whether written, oral or by visual inspection) together with all Work Product (as defined herein) in connection with the performance of Services (the “Confidential Information”) shall be received, maintained and protected in confidence by Consultant and shall not be disclosed to any other person or entity or used by Consultant in any way or for any other person or entity, except as is specifically agreed to in advance in writing by Goodrich. All Confidential Information shall be used solely for the purposes of providing the Services. Consultant’s confidentiality obligations with respect to Confidential Information shall continue indefinitely and shall survive the termination of this Agreement; provided, however, that the foregoing obligations shall not apply to any Confidential Information which (i) is in the public domain on a non-confidential basis prior to the date of this Agreement or (ii) comes into the public domain on a non-confidential basis after the date of this Agreement through no fault of Consultant.

Consultant agrees to take all reasonably required measures to protect the confidentiality of the Confidential Information furnished or disclosed by Goodrich under this Agreement.

Consultant agrees that all Confidential Information disclosed by Goodrich shall remain the property of Goodrich, and that same shall be returned to Goodrich (or, if directed by Goodrich, destroyed) upon termination of this Agreement, or upon any earlier written request of Goodrich. Consultant acknowledges that unauthorized disclosure and/or use of Confidential Information may cause irreparable harm to Goodrich and that Goodrich may enforce the provisions hereof through an injunction without proof of damage.

Consultant shall not make any unauthorized disclosure to Goodrich of any confidential information in his possession which belongs to a third party.

The confidentially and non-use obligation hereof shall also apply to all or any information or data developed or prepared by Consultant in performing the Services, and which is confidential or otherwise restricted pursuant to this Agreement. In addition, Consultant agrees that any invention, improvement, method or other item or matter which relates to the subject of this Agreement or to Goodrich’s present or contemplated business, shall be kept strictly confidential by Consultant, and shall be disclosed to and is hereby assigned by Consultant to Goodrich without additional compensation from Goodrich.

b.
Work Product. All Work Product created by Consultant under this Agreement is and shall be the exclusive property of Goodrich, and may not be shared with or disclosed to any other party without Goodrich’s consent. Consultant hereby irrevocably assigns to Goodrich, without additional compensation, all right, title and interest in and to the Work Product. “Work Product” means everything that is produced, conceived or developed by Consultant in the course of performing Services for Goodrich under this Agreement, including, without limitation, any and all reports, analyses, studies, documentation, notes, drawings, computer programs (source code, object code and listings), customer lists, inventions, creations and deliverables. During and after the Consulting Term, Consultant will assist Goodrich in every reasonable way, at Goodrich’s expense, to secure, maintain and defend for Goodrich’s benefit all copyrights, patent rights, mask work rights, trade secret rights and other proprietary rights in and to the Work Product. To the extent that Consultant has intellectual property rights or other proprietary rights that are incorporated in or necessary to the use of the Work Product, Consultant grants Goodrich and its subsidiaries, divisions, affiliates, and related entities a royalty-free, irrevocable, worldwide, non-exclusive license to use, disclose, reproduce, modify, make derivative works, license and distribute such intellectual property or other propriety rights. To the extent any Work Product is a Work Made for Hire as that phrase is defined by the United States Copyright laws, Consultant agrees that such Work Product shall be owned by and be for the express benefit of Goodrich.

Upon termination of this Agreement, or upon any earlier written request of Goodrich, the Work Product and all copies thereof shall be returned to Goodrich or, if directed by Goodrich, destroyed.
6.
Compliance with Laws/Conflict of Interest. Consultant shall fully comply with all applicable laws, regulations, rules and other requirements of the United States and of any applicable state or foreign government. Consultant shall not pay or offer to pay for meals, refreshments, entertainment or similar expenses for, or provide or offer to provide any gift or thing irrespective of its value to, any United States or foreign government employee or official, any company, political party or candidate, or person or entity, to attempt to influence a government or customer to assist Goodrich. Consultant warrants and represents that he is familiar with and agrees to comply with all applicable laws, regulations, Executive Orders and other requirements governing the use and handling of classified information, procurement and procurement integrity, influence of public officials and other legal, ethical and compliance requirements.

7.
Personal Nature of Services. It is mutually understood that Consultant will perform the Services personally and that no other person shall be retained by Consultant to perform the Services except on written approval of Goodrich. Consultant further agrees that this Agreement is not assignable by him without the written consent of Goodrich. Nothing herein contained shall prevent Consultant, should he so elect, from assigning this Agreement to a professional corporation in which he is the majority shareholder, provided that all Services shall be provided by the Consultant herein designated personally.

8.
Termination. This Agreement may be terminated by Goodrich with immediate effect upon: (i) Goodrich’s reasonable belief that Consultant has violated any applicable law, regulation or provision of this Agreement; (ii) Consultant’s failure to timely provide any action or item required by this Agreement, or (iii) the appearance of a conflict of interest. In addition, either party may also terminate this Agreement for any reason on thirty (30) days’ notice. The parties agree that the flexibility to obtain the Services hereunder is critical, and therefore it is essential for the compensation, competition, confidentiality and termination provisions to be structured as provided by this Agreement. These factors do no affect Consultant’s independent contractor status.

9.
Notices. Any notice required or permitted hereunder will be sent by Registered or Certified Mail, postage prepaid, to Consultant at 10811 Isola Bella Court, Miromar Lakes, FL 33913; and to Goodrich at 2730 West Tyvola Road, Charlotte, NC 28217; Attention: General Counsel, Legal Department, or to such other address for such notices as designated from this time by either party by written notice to the other.

10.	Modification. Any modification of this Agreement shall be made only by a specific written amendment to this Agreement signed by Consultant and the Chief Executive Officer of Goodrich.
11.
Severability. The provisions of this Agreement shall be deemed to be severable. Invalidating any one provision by a court of competent jurisdiction shall not invalidate any other provision. In the event a court of competent jurisdiction determines that any of the restrictions contained in this Agreement is unenforceable, the parties agree that such restriction shall be deemed modified to allow it to be enforceable while accomplishing the most similar purpose. The parties nevertheless agree that the provisions of this Agreement are reasonable, and jointly urge any court considering the matter to enforce the provisions of this Agreement to the fullest lawful extent.

12.
Complete Agreement. This Agreement constitutes the full and complete agreement of Goodrich and Consultant regarding the subject matter hereof and supersedes and cancels any prior agreements or understandings, whether written or oral, with respect to such subject matter.

13.	Governing Law. The parties expressly agree that this Agreement shall be construed and governed by the law of the state of North Carolina without giving effect to choice of law provisions.
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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date and year first above written.

GOODRICH CORPORATION

BY:

Marshall O. Larsen President and Chief Executive Officer

CONSULTANT

BY:

John J. Grisik

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